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                                                                     EXHIBIT 8.1




                        [COOLEY GODWARD LLP letterhead]




September 21, 1998




Cell Pathways, Inc.
702 Electronic Drive
Horsham, PA  94044

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Reorganization dated as of June 23, 1998 (the "Reorganization Agreement") by and between Cell Pathways, Inc., a Delaware corporation ("CPI"), and Tseng Labs, Inc., a Utah corporation ("Tseng"). Pursuant to the terms of the Reorganization Agreement, CPI Sub, Inc., a Delaware corporation ("C-Sub"), is merging into CPI (the "CPI Merger"), Tseng Sub, Inc., a Utah corporation ("T-Sub") is merging into Tseng (the "Tseng Merger") and CPI and Tseng will each become a wholly-owned subsidiary of Cell Pathways Holdings, Inc., a Delaware corporation ("CPHI").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to CPI in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in, the following documents (including all exhibits and schedules attached thereto):

         (a) the Reorganization Agreement;

         (b) those certain tax representation letters delivered to us by CPHI, Tseng, CPI, C-Sub and T-Sub and containing certain representations of CPHI, Tseng, CPI, C-Sub and T-Sub (the "Tax Representation Letters"); and

         (c) such other instruments and documents related to the formation, organization and operation of CPHI, CPI, C-Sub, T-Sub and Tseng and related to the consummation of the Mergers and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:
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Cell Pathways, Inc.
September 21, 1998
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         (a) Original documents submitted to us (including signatures thereto)
are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

         (b) All representations, warranties and statements made or agreed to by CPHI and CPI, their managements, employees, officers and directors in connection with the Mergers, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

         (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

         (d) Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification; and

         (e) The opinion, dated September 21, 1998, from Morgan, Lewis & Bockius LLP, in satisfaction of Section 5.8 of the Reorganization Agreement has been delivered to Tseng and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, neither CPI nor any of its stockholders will recognize gain or loss as a result of the CPI Merger except to the extent CPI stockholders receive cash pursuant to the exercise of appraisal rights.

In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Material Federal Income Tax Consequences" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, it is correct in all material respects.

We consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" in the Proxy Statement included in the Registration Statement and to the filing of this opinion as an exhibit to the Proxy Statement and to the Registration Statement.

This opinion does not address the various state, local or foreign tax consequences that may result from the Mergers or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Mergers or the other transactions contemplated by the Reorganization Agreement except as specifically set forth
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Cooley Godward LLP

Cell Pathways, Inc.
September 21, 1998
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herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction other than the CPI Merger as described in the Reorganization Agreement, or as to any other transaction whatsoever, including the CPI Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the CPI Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered in connection with the Registration Statement. It is intended for the benefit of CPI and its stockholders and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

Sincerely,



/s/ Webb B. Morrow III
----------------------
    Webb B. Morrow III

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